Exhibit 99.6

March 14, 2023

New Ruipeng Pet Group Inc.

11F, Building B, Kingkey Timemark

No.9289 Binhe Boulevard, Futian District

Shenzhen, Guangdong Province 518042

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of New Ruipeng Pet Group Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

*        *         *

Sincerely yours,

/s/ Zhanqing Liu
Name: Zhanqing Liu

[Signature Page to Consent of Independent Director]